Exhibit 10.18

PERFORMANCE SHARE AGREEMENT

(CONVERTED AWARD – 2014 GRANT)

PARK HOTELS & RESORTS INC.

2017 OMNIBUS INCENTIVE PLAN

This Performance Share Agreement, effective as of the Date of Grant (as defined below), is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, as of January 3, 2017, the Company completed a spin-off transaction (the “Spin-Off”) from Hilton Worldwide Holdings Inc. (“Hilton Parent”), pursuant to which the Company became a publicly-traded corporation;

WHEREAS, in connection with the Spin-Off, Hilton Parent undertook a distribution of shares of the Company’s Common Stock to certain holders of Hilton Parent common stock (the “Spin-Off Distribution”);

WHEREAS, the Company has adopted the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide additional incentives to selected officers, employees, consultants and advisors of the Company and the other members of the Company Group;

WHEREAS, prior to the Spin-Off, the Participant was an officer or employee of Hilton Parent (or one of its Subsidiaries or Affiliates (each, as defined in the Hilton Parent 2013 Omnibus Incentive Plan)), and, as of the date of the Spin-Off Distribution, the Participant will be employed by the Company or another member of the Company Group; and

WHEREAS, in connection with the Spin-Off Distribution, the (x) compensation committee of the Board of Directors of Hilton Parent (the “Hilton Committee”) has determined that it is advisable and in the best interests of the Company to adjust the type and number of shares subject to the award of performance shares that was granted to the Participant on the Pre-Spin Award Grant Date (as defined below), which the Participant holds as of the date of the Spin-Off Distribution pursuant to the Hilton Parent 2013 Omnibus Incentive Plan (the “Pre-Spin Award”), and (y) following such adjustments, the Board has approved the grant of a substitute award of Performance Shares (as defined below) to the Participant in substitution for the Pre-Spin Award, such that the Pre-Spin Award will be immediately terminated upon the grant of the Performance Shares, as provided for herein, and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to the Performance Shares.

NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)“Agreement” shall mean this Performance Share Agreement including (unless the context otherwise requires) the Award Notice and Appendix A.

(b)“Award Notice” shall mean the notice to the Participant attached hereto as Exhibit A.

(c)“Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(d)“Participant” shall mean the “Participant” listed in the Award Notice.

(e)“Performance Conditions” shall mean the performance conditions set forth in the Award Notice.

(f)“Performance Period” shall mean the “Performance Period” listed in the Award Notice.

(g)“Performance Shares” shall mean that number of performance share units listed in the Award Notice as “Performance Shares Granted.”

(h)“Pre-Spin Award Grant Date” shall mean the “Pre-Spin Award Grant Date” listed in the Award Notice.

(i)“Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.

(j) “Shares” shall mean a number of shares of the Company’s Common Stock equal to the number of Performance Shares.

2.Grant of Performance Shares. The Company hereby grants the Performance Shares to the Participant, each of which represents the right to receive one Share upon vesting of such Performance Share, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement.  The Participant acknowledges and agrees that the Participant is entitled to no further rights or payments pursuant to the Pre-Spin Award, and that following the grant of the Performance Shares, the Pre-Spin Award will terminate and the Participant shall be entitled to no further rights or payments thereunder.

3.Performance Share Account. The Company shall cause an account (the “Performance Share Account”) to be established and maintained on the books of the Company to record the number of Performance Shares credited to the Participant under the terms of this

Agreement. The Participant’s interest in the Performance Share Account shall be that of a general, unsecured creditor of the Company.

4.Vesting; Settlement. As promptly as practicable (and, in no event more than 2.5 months) following the last day of the Performance Period, the Hilton Committee shall determine whether the Performance Conditions have been satisfied (the date of such determination, the “Determination Date”), and any Performance Shares with respect to which the Performance Conditions have been satisfied shall become vested as of the last day of the Performance Period. Following the Determination Date, the Company shall deliver to the Participant, without charge, one share of Common Stock for each vested Performance Share (as adjusted under the Plan) in accordance with Section 13, and such vested Performance Share shall be cancelled upon such delivery. Any Performance Share which does not become vested as of the last day of the Performance Period shall be forfeited without consideration or any further action by the Participant or the Company. In the event of an equity restructuring, the Hilton Committee shall adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition shall be satisfied. The manner of such adjustment shall be determined by the Hilton Committee in its sole discretion. For this purpose, “equity restructuring” shall mean an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).

5.Termination of Employment.

(a)Subject to Section 5(b) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any Performance Shares that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested Performance Shares shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).

(b)If the Participant’s employment with the Company Group terminates for any reason after the Performance Period and before the Determination Date (other than a termination by the Company Group for Cause or by the Participant while grounds for Cause exist), then all Performance Shares shall remain outstanding and eligible to vest based on (and to the extent) the Hilton Committee determines that the Performance Conditions have been satisfied on the Determination Date.

(c)The Participant’s rights with respect to the Performance Shares shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) employment has been terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Performance Shares).

6.[Reserved]

7.Dividends. A Participant holding unvested Performance Shares shall not be entitled to receive dividends payable in respect of Shares prior to settlement of the Performance Shares.

8.Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Shares or the Participant’s right under the Performance Shares to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Shares and any Shares issued in respect thereof. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.  The Performance Shares and all proceeds of the Performance Shares shall be subject to the Company’s Clawback Policy, in accordance with its terms as in effect from time to time (including any lapse date or expiration date set forth therein), to the extent the Participant is a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act.

10.No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Performance Shares hereunder shall impose any obligation on the Company or any of its Affiliates to continue the employment or engagement of the Participant. Further, the Company or any of its Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11.No Rights as a Stockholder. The Participant’s interest in the Performance Shares shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 13.

12.Adjustments Upon Change in Capitalization. The terms of this Agreement, including the Performance Shares, the Participant’s Performance Share Account, and/or the Shares, shall be subject to adjustment in accordance with Section 12 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property).

13.Issuance of Shares; Tax Withholding. The Company shall, as soon as reasonably practicable following the applicable vesting date (and in any event within 2.5 months after the end of the tax year in which the applicable vesting date occurs), issue the Share underlying such vested Performance Share to the Participant, free and clear of all restrictions, less a number of Shares equal to or greater in value (using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares) than the minimum amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, if any (but which may in no event be greater than the maximum statutory withholding amounts in the Participant’s jurisdiction) (“Withholding Taxes”) in accordance with Section 14(d) of the Plan (unless the Participant shall have made other arrangements acceptable to the Company to pay such Withholding Taxes, in which case the full number of Shares shall be issued). Any fractional Share shall be settled in cash. The Company shall pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Performance Share Account shall be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.

14.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16.Governing Law; Venue; Language. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

17.Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

18.Data Privacy Consent.

(a)General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).

(b)Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.

(c)Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the

Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

19.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant will be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates.  The Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”).  For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

20.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Performance Shares contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Performance Shares is a one-time benefit that does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (c) all determinations with respect to future grants of Performance Shares, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Performance Shares is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Performance Shares are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and, for the avoidance of doubt, the Performance Shares shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Performance Share proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

21.Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Performance Shares granted thereunder, including by sending award notices on behalf of the Company to the Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.

22.Section 409A of the Code. This Agreement is intended to be exempt from the provisions of Section 409A of the Code and the regulations promulgated thereunder pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.

23.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

24.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.Acceptance and Agreement by the Participant. By accepting the Performance Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

26.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

29.Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

[Signatures follow]

PARK HOTELS & RESORTS INC.

By:

Acknowledged and Agreed

as of the date first written above:

Participant Signature

Exhibit A

Park Hotels & Resorts Inc.

Performance Share Award Notice

(CONVERTED AWARD – 2014 GRANT)

1.	General.

Participant:

Date of Grant:

Pre-Spin Award Grant Date:

Performance Period: January 1, 2014 to December 31, 2016

Performance Shares Granted: Performance Shares

2.	Performance Conditions.

Performance Conditions: The extent to which the Performance Conditions are satisfied and the number of Performance Shares which become vested shall be calculated with respect to each Performance Component identified below. All determinations with respect to Total Shareholder Return Position and EBITDA CAGR shall be made by the Hilton Committee in its sole discretion and the applicable performance targets shall not be achieved and the Performance Shares shall not vest until the Hilton Committee certifies that such performance targets have been met.

•

Total Shareholder Return Position. The total number of Performance Shares which become vested based on the Total Shareholder Return of Hilton Parent relative to the Total Shareholder Returns of each Peer Group Member shall be equal to (x) the total number of Performance Shares multiplied by (y) a relative weighting component equal to 50%, multiplied by (z) the Achievement Percentage determined based on the applicable Relative Total Shareholder Return Position for the Performance Period as follows:

Level of Achievement	Relative Total Shareholder Return Position	Percentage of Award Earned
Below Threshold	Less than 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Above Target	75th Percentile	150%
Maximum	90th Percentile and above	200%

The Hilton Committee shall determine (A) the Total Shareholder Return for Hilton Parent for the Performance Period and (B) the Total Shareholder Return for each Peer Group Member for the Performance Period.  The “Total Shareholder Return Position” for Hilton Parent for the Performance Period will then be determined by ranking each of Hilton Parent and each Peer Group Member from highest to lowest according to its Total Shareholder Return and then calculating the position (as a percentile) of Hilton Parent relative to Peer Group Members and Hilton Parent collectively (for example, if there are 9 Peer Group Members and Hilton Parent has the 3rd highest Total Shareholder Return, then Hilton Parent’s Total Shareholder Return Position will be at the 80th percentile).

Notwithstanding anything to the contrary herein, if the Total Shareholder Return for Hilton Parent is negative over the Performance Period, then the Achievement Percentage in respect of any the Total Shareholder Return Position shall not exceed 100%.

•

EBITDA Compound Annual Growth Rate. The total number of Performance Shares which become vested based on the achievement of EBITDA CAGR performance levels shall be equal to (x) the total number of Performance Shares multiplied by (y) a relative weighting component equal to 50%, multiplied by (z) the Achievement Percentage determined as follows:

Level of Achievement	EBITDA CAGR	Percentage of Award Earned
Below Threshold	Less than 5%	0%
Threshold	5%	50%
Target	9%	100%
Maximum	13% and above	200%

3.	Definitions.

For the purposes of this Award Notice:

(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the below threshold, threshold, target, above target and maximum levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as reported in Hilton Parent’s SEC filings (x) in the case of 2013 Adjusted EBITDA, the Hilton Parent 2013 fiscal year and (y) in any other case, the final four fully completed for fiscal quarters of the Performance Period (and pro-rated for any partial fiscal quarters).

(c)“EBITDA CAGR” means compound annual growth rate at which Adjusted EBITDA for the final four fully completed fiscal quarters of the Performance Period (“LTM EBITDA”) would have grown relative to the Adjusted EBITDA for the 2013 fiscal year (“2013 EBITDA”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:

((LTM EBITDA/2013 EBITDA)Time Period ) – 1,

where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.

(d)“Peer Group Members” means the companies identified by the Hilton Committee at the time this Award Notice was approved (provided however, in the event one of such companies merges with or is acquired by another Peer Group Member only the surviving company will be considered a Peer Group Member or one of such companies is acquired by a company who is not a Peer Group Member then such acquired company will cease to be a Peer Group Member for all purposes hereunder).

(e)“Performance Components” means the performance criteria applicable to an Award, as set forth on the Award Notice.

(f)“Total Shareholder Return” of either Hilton Parent or a Peer Group Member means: (A) (i) the average closing price for a share of common stock of Hilton Parent or such Peer Group Member (as applicable) over the 30 calendar day period ending on (and including) the last date of the Performance Period (plus the value of any dividends declared on any share of such common stock in respect of a record date occurring during the Performance Period, as adjusted assuming such dividends were reinvested in shares of common stock of the issuer of the dividend on such record date) minus (ii) the average closing price for such share of common stock over the 30 calendar day period ending immediately before (and excluding) the first date of the Performance Period (the “Base Price”) prior to a relevant measurement date the average closing price will be determined based on such shorter number of days, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Hilton Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of Hilton Parent or the Peer Group Member, as applicable).  All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question. In the event that the applicable common stock has not been trading for a full 30 day period prior to applicable measurement date, the average closing price shall be determined based on such shorter number of days that such common stock has been trading as of such measurement date.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with the Company or its Affiliates (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or any of its Affiliates (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company or any of its Affiliates during the one-year period preceding Participant’s termination of employment.

(ii)During the Restricted Period, Participant will not directly or indirectly:

(A)engage in the Business providing services in the nature of the services Participant provided to the Company at any time in the one year prior to the termination of Participant's employment, for a Competitor;

(B)enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

Appendix A - 2

(iv)During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any executive-level employee of the Restricted Group, with whom Participant has had material business contact during the Employment Term or, if no longer an employee, in the one year prior to the termination of Participant’s employment with any member of the Company Group to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or

(B)hire any such executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business and with whom Participant had material business contact in the one year prior to the termination of Participant’s employment with the Company, who (x) was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or any of its Affiliates or (y) left the employment of the Restricted Group within one year after, the termination of Participant’s employment with the Company or any of its Affiliates.

(v)For purposes of this Agreement:

(A)“Restricted Group” shall mean the Company Group and, to the extent engaged in the Business, its Affiliates, provided, however, that for the purposes of this definition, an “Affiliate” shall not include any portfolio company of The Blackstone Group L.P. or its Affiliates (other than the Company Group).

(B)“Business” shall mean the business of owning (but not the business of operating, managing and/or franchising) hotel and lodging properties.

(C)“Competitor” shall mean (x) during the Employment Term and, for a period of six months following the date Participant ceases to be employed by the Company, any person engaged in the Business and (y) thereafter, any publicly-traded real estate investment trust engaged in the Business, including Host Hotels & Resorts, Inc., LaSalle Hotel Properties, Pebblebrook Hotel Trust, Sunstone Hotel Investors, Inc., Chesapeake Lodging Trust, Diamondrock Hospitality Company, RLJ Lodging Trust, and Ryman Hospitality Properties, Inc.

(b)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if Participant’s

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principal place of employment on the date hereof is located in Virginia, then this Section 1(b) of this Appendix A shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable Virginia law.

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)Notwithstanding the foregoing, if Participant’s principal place of employment on the date hereof is located in California, then the provisions of this Section 1 shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable California law.

2.	Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.

(a)Confidentiality.

(i)Participant will not at any time (whether during or after Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any of its Affiliates (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

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(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to, Participant’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of Participant’s employment with the Company or any of its Affiliates for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)Non-Disparagement.  During Participant’s Employment Term and at all times thereafter (including following the termination of Participant’s Employment Term for any reason), Participant will not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its Affiliates, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by the Company or any of its Affiliates; provided, however, that nothing contained in this Section 2(b) shall preclude Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.

(c)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company or any of its Affiliates, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

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(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(d)Protected Rights.  Nothing contained in this Agreement limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, or (ii) file a charge or complaint with, or communicate with, any governmental agency or commission, or otherwise participate in any investigation or proceeding that may be conducted by a governmental agency or commission, without notice to the Company.  This Agreement does not limit Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

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